Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-129816, 333-119531 and 333-52470) and on Form S-8 (333-37238, 333-90129 and 333-59212) of Allscripts Healthcare Solutions, Inc. of our report dated October 11, 2004 (January 30, 2006 as to the effects of the restatement discussed in Note 13) related to the financial statements of A4 Health Systems, Inc., as of December 31, 2003 and for the years ended December 31, 2003 and 2002, which appears in the Current Report on Form 8-K of Allscripts Healthcare Solutions, Inc. dated March 3, 2006.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

March 3, 2006